Exhibit 10.26

FOURTH AMENDMENT TO INDUSTRIAL BUILDING LEASE

THIS FOURTH AMENDMENT TO INDUSTRIAL BUILDING LEASE (this "Amendment") is made and entered into as of this 26th day of March, 2012, by and between Aspen Marketing Services, LLC, a Delaware limited liability company, as successor to Aspen Marketing Services, Inc., a Delaware corporation ("Tenant"), and A. & A. Conte Joint Venture Limited Partnership, an Illinois limited partnership, its successors and assigns ("Landlord").

R E C I T A L S:

A.         Landlord and Tenant are parties to that certain Industrial Building Lease dated June 3, 2003 (the "Initial Lease"), as amended by: (i) that certain First Amendment to Industrial Building Lease dated as of August 1, 2003 ("First Amendment"); (ii) that certain Second Amendment to Industrial Building Lease dated January 1, 2009 ("Second Amendment"), and (iii) that certain Third Amendment to Industrial Building Lease dated as of October 12, 2010 ("Third Amendment") (hereinafter, the Initial Lease, First Amendment, Second Amendment and Third Amendment are referred to collectively as the "Lease").

B.          Pursuant to the Lease, (i) Landlord has agreed to lease to Tenant, and Tenant has agreed to lease from Landlord, approximately 108,438 square feet of warehouse and office space (the "Existing Premises") in the building located at 1240 North Avenue, West Chicago, Illinois (the "Building"), and (ii) Landlord has agreed to construct and lease to Tenant and Tenant has agreed to lease from Landlord, approximately 46,974 square feet of additional space in the Building (as more particularly defined below, the "New Premises"), in each case, subject to the terms and conditions set forth in the Lease.  Hereinafter, the Existing Premises and the New Premises are referred to collectively as the "Premises".

C.          Landlord and Tenant desire to further amend the Lease in order to, among other things, (i) amend the date for delivery of the New Premises, and (ii) amend certain provisions pertaining to the purchase and sale of furniture for the New Premises.

AGREEMENTS:

NOW, THEREFORE, in consideration of the foregoing Recitals, and for other good and valuable considerations, the receipt, adequacy and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.          Recitals; Definitions; Conflict.  The foregoing Recitals are true and accurate and by this reference are incorporated into this Amendment as if set forth at length herein.  Capitalized terms used but not specifically defined herein shall have the respective meanings ascribed to them in the Lease.  In the event of any inconsistency between the provisions of this Amendment and the provisions of the Lease, the terms and conditions set forth in this Amendment shall be controlling and binding upon the parties hereto.

2.          Lease Term.  Section 3 of the Third Amendment is hereby deleted.  The Lease Term is hereby adjusted and extended such that the Lease will expire on the last day of the calendar month that is the earlier of twelve (12) years after (i) the Outside Substantial

Completion Date (hereinafter defined) and (ii) the Substantial Completion Date (hereinafter defined).  The day on which the Lease will expire based on this Section 2 is referred to herein as the "Lease Expiration Date".

3.           Provisions With Respect to the New Premises.

a.          Delivery of the New Premises.  Landlord shall construct the New Premises in compliance with all laws, using new materials of good quality, such materials being substantially similar to the materials used in the Existing Premises in accordance with the plans and specifications set forth in Exhibit A attached hereto ("Plans and Specifications"), which Plans and Specifications supersede any and all prior drawing, plans or other specifications with respect to the New Premises regardless of whether or not any such drawings were heretofore incorporated into the Lease.  Landlord and Tenant acknowledge and agree that the New Premises are to be constructed in good and workmanlike manner, and in a fashion similar to the Existing Premises.  Subject to Tenant's compliance with the terms of this Section 3 and Tenant's timely cooperation during the construction process, Landlord shall deliver possession of the New Premises to Tenant on or before December 31, 2012 (such date, as it may be extended due to Tenant Delays or Force Majeure Events is referred to herein as the "Outside Substantial Completion Date").  The date on which Landlord actually delivers possession of the New Premises to Tenant is referred to herein as the "Substantial Completion Date".

b.          Condition of New Premises.  The New Premises shall be constructed in accordance with the Plans and Specifications (hereinafter defined) and the terms and conditions of the Lease (as amended hereby).  On the Substantial Completion Date, Landlord shall deliver possession of the New Premises to Tenant in good, vacant, broom clean condition, with all building systems in good working order and the roof water-tight, and in compliance with all laws.  The reference in the immediately preceding sentence to the New Premises being in compliance with all laws shall not apply to the use to which Tenant will put the New Premises to the extent such use alters or imposes additional requirements on the New Premises under said laws, modifications which may be required by the Americans with Disabilities Act or any similar laws as a result of Tenant's use, or to any alterations to the New Premises made by or at the request of Tenant.

c.           Changes.

i.          Tenant Changes.  If Tenant desires changes in the work, upon submission by Tenant of the necessary information and/or plans and specifications for such changes that impact the design of the New Premises (referred to herein as "Changes"), Landlord may incorporate such changes into the work.  Prior to commencing any changes which would exceed $2,500 in additional Tenant cost, Landlord will submit a proposal (the "Proposal") to Tenant showing the cost of such Changes.  The Proposal shall include a form of Change Order ("Change Order").  Tenant may approve the Proposal by executing and delivering the Change Order to Landlord within the time period specified in the Proposal (or within five (5) business days, if no period is specified).  If Tenant fails to approve the Proposal within the applicable time period, Landlord may proceed to do only the work in the Plans.  Tenant agrees to pay the cost of Changes within thirty (30) days after substantial completion of the work.

ii.             Landlord Changes.  Landlord may make changes in the Plans and Specifications which solely affect the structure of the New Premises without permission of the Tenant if such changes are in accordance with paragraph "a" above.  Such change shall not affect the intended design of the Premises or reduce the quality of any construction materials (including finishes) used to construct the New Premises.

iii.              Notices.  If and when required hereunder, Landlord shall give written notice of any Changes to Janet Greenough, c/o Epsilon Data Management, LLC at 601 Edgewater Drive, Wakefield, MA 01880; 781-685-6719; jgreenough@epsilon.com  or to such other responsible officer and/or address of Tenant as Tenant may nominate by written notice to Landlord from time to time. If and when required hereunder Tenant shall give written notice to Arturo J. Conte, c/o A. & A. Conte Joint Venture Limited Partnership, 31W007 North Avenue, West Chicago, Illinois 60185.

d.          Change Orders; Extension of Outside Substantial Completion Date.  After receiving a Change Order, Tenant shall, by written notice given to Landlord, approve or disapprove all changes therein requested.  The period of time commencing upon the receipt by Tenant of a Change Order and ending upon receipt by Landlord of Tenant's written response thereto shall be construed as a Tenant Delay.

e.          Construction Provisions.  For the purposes of Section 3.a. hereof, the New Premises shall be deemed available for occupancy when Landlord notifies Tenant in writing that the New Premises have been substantially completed, Landlord has received all approvals and permits from the applicable governmental authorities required for legal occupancy of the New Premises and Landlord delivers possession of the New Premises to Tenant in accordance with the Lease.  During the construction process, Landlord will permit Tenant access to the New Premises for purposes of Tenant installing certain cabling and fixtures therein.  Landlord will give Tenant two (2) weeks notice prior to the time at which Landlord expects to permit Tenant such access.  If and to the extent Tenants temporary use of the New Premises as aforesaid results in a delay in Landlord's construction of the New Premises, then the same shall constitute a Tenant Delay.  Landlord's Work shall be deemed substantially completed notwithstanding (a) that certain minor or non-material details of construction, mechanical adjustment or decoration ("punchlist items") are incomplete, or (b) portions of the New Premises are incomplete because such work cannot be performed until work to be performed by or on behalf of Tenant is completed and about which Landlord previously notified Tenant.  Upon the delivery of the New Premises to Tenant, Landlord shall assign to Tenant all warranties received from contractors or subcontractors for the work performed on the New Premises (such assignment, however, shall be limited (1) to the extent that any such warranties are assignable and (2) in duration to the shorter of (i) the life of said warranty, or (ii) the Term of the Lease).  In the event Landlord is delayed in substantially completing the New Premises by any delay, interference or hindrance (which shall include, without being limited to, any delays in connection with Change Orders), directly or indirectly, of such work (1) by Tenant, Tenant's contractors or any of their employees or agents, (2) by Tenant's request for unusual or unique materials which cannot be timely delivered, (3) by any changes in such work or materials requested by Tenant and agreed to by Landlord after the execution of this Amendment, (4) by Tenant's failure to timely and properly perform any of its obligations under the Lease (as amended hereby) (any of the foregoing items (1) through (4) hereinafter being referred to as a "Tenant Delay"), or (5) any force majeure events or other events beyond the control of Landlord (collectively, "Force Majeure Events"), then in each such case, the Outside Substantial Completion Date shall be extended on a pari passu basis.

f.          Tenant Delays.  Tenant shall indemnify and defend Landlord from and against all increased costs or damages incurred by Landlord and attributable to any Tenant Delays.  Without limiting the generality of the foregoing, but also without duplication, if any Tenant Delay results in the extension of the Substantial Completion Date, then Tenant's obligation to pay the Base Rent set forth in Section 6 below shall commence as of the date that the Substantial Completion Date would have occurred but for the Tenant Delay(s).

g.          Utilities.  From and after the Substantial Completion Date, Landlord shall furnish utilities to the New Premises to the same extent that Landlord currently supplies utilities to the Existing Premises.  Any and all utilities which are currently paid for by Tenant, or are otherwise Tenant's obligation pursuant to the Lease, shall continue to be Tenant's obligation with respect to the New Premises.

h.          Replacement of HVAC Units.  Within six calendar months of the Substantial Completion Date, Landlord will (on a one-time basis) replace all existing HVAC units for the Existing Premises that have not previously been replaced.  Until such time, Landlord shall pay for the costs to repair any such HVAC units that breakdown prior to the replacement thereof.  The foregoing notwithstanding, the obligation to maintain the HVAC units (both before and after the replacement thereof as provided in this paragraph) in connection with usual wear and tear shall be Tenant's responsibility as provided under the Lease.  This Section 3(g) replaces the second, third and fourth sentences of Section 6 of the Third Amendment to Lease.

i.           Failure to Deliver New Premises.  If the Landlord has not delivered possession of the New Premises to Tenant on or before the Outside Substantial Completion Date, as Tenant's sole and exclusive remedy, Landlord shall pay Tenant $500 (which payment may be made by offsetting amounts owed Landlord under the Lease) per day until the Substantial Completion Date occurs (or would have occurred absent Tenant Delay).

j.          References to New Premises Commencement Date.  Any references in the Third Amendment to the "New Premises Commencement Date", "Lease Premises Commencement Date" or "Substantial Completion Date" shall mean and refer to the Substantial Completion Date as herein defined.

4.           Office Furniture.  After the Substantial Completion Date, Landlord shall purchase $   worth of furniture selected by Tenant for Tenant's use in the New Premises (such furniture being referred to herein as the "Landlord's Furniture").  Tenant shall be responsible for purchasing the balance of the furniture for the New Premises, and Tenant hereby releases and discharges any obligation of Landlord to purchase furniture as set forth in the last paragraph of Section 5 of the Third Amendment, which is hereby deleted except as set out herein.  Upon the expiration of the Lease Term, Tenant shall either (i) purchase Landlord's Furniture from Landlord at the fair market value thereof (as determined by an independent third-party appraiser acceptable to Landlord and Tenant), and in such case, remove all furniture and other personal property of Tenant from the Premises on or before the Lease Expiration Date, or (ii) by execution of a bill of sale, convey to Landlord, free and clear of any liens or encumbrances, all of the furniture in the Premises that is then-owned by Tenant.  If Tenant desires to proceed as set forth in proviso 4.(i) above, then Tenant shall give written notice thereof to Landlord not less than sixty (60) days prior to the Lease Expiration Date.  Failure to provide written notice at least sixty (60) days prior to the Lease Expiration Date as aforesaid shall be deemed Landlord's waiver of the right to purchase Landlord's Furniture, and in such case, the parties shall proceed as set forth in proviso 4.(ii) above.

5.         Return of Security Deposit.  In derogation of Landlord's obligation to return a portion of the Security Deposit as provided in the last paragraph of Section 18 of the Third Amendment, which is hereby deleted, Landlord shall return to Tenant     Dollars ($  ) of the security deposit currently being held by Landlord, such payment to take place within thirty (30) days of the execution of this Fourth Amendment. Landlord and Tenant acknowledge and agree that, after the return of the $    to Tenant as aforesaid, the amount of the security deposit held by Landlord pursuant to the Lease will be     Dollars ($    ), such amount including the last month's rent for both the Existing Premises and the New Premises.  If Landlord fails to promptly refund such amount, Tenant shall have the right to offset such amount against rent coming due under the Lease.

6.         Base Rent.  Prior to the Substantial Completion Date, Tenant shall continue to pay all amounts due under the Lease with respect to the Existing Premises.  Commencing on the first day of the calendar month immediately following the Substantial Completion Date (unless the Substantial Completion Date falls on the first of the month, in which case, commencing on the Substantial Completion Date), Tenant shall pay Base Rent for the Premises in equal monthly installments as set forth in the Third Amendment.  In addition to said Base Rent, Tenant shall continue to pay to Landlord, directly or indirectly, all other amounts owed under the Lease, including, without limitation, and to the extent applicable, all additional rent, taxes, insurance premiums and maintenance expenses.

7.         Related Office Leases.  The Termination Agreement referred to in Section 8 of the Third Amendment shall be executed effective as of the Substantial Completion Date.  Tenant shall have thirty (30) days from the Substantial Completion Date to vacate Building 31W001 (the "Temporary Facility") and move into the New Premises, provided, however, that Tenant may continue to occupy the Temporary Facility for more than (30) days if Tenant pays Landlord rent for said facility in the same amount heretofore paid to Landlord for the use and occupancy of such space.  If Tenant does not return the Temporary Facility (hereinafter defined) to Landlord in substantially the same condition in which it was delivered to Tenant (usual wear and tear excepted), then in such case, Landlord shall, by written notice given to Tenant not more than thirty (30) days after Tenant vacates the Temporary Facility, invoice Tenant for the costs of any repairs required for the Temporary Facility.  Tenant shall, within thirty (30) days of receiving said invoice, pay to Landlord the amount set forth therein, subject to Tenant's right to contest the same.  Landlord may, if not paid within thirty (30) days as aforesaid, offset any amounts owed by Tenant against the Security Deposit (in which case Tenant shall replenish the Security Deposit at Landlord's request).  The last two sentences in Section 8 of the Third Amendment shall be deleted in their entirety.  The amount of Security Deposit held by the Landlord shall be as set out in Section 5 above.  Landlord shall be permitted to, and Tenant shall, without undue interruption to Tenant's business operations at the Temporary Facility, cooperate with Landlord's efforts to show the Temporary Facility to prospective tenants that may which to let the New Facility after Tenant vacates the same.

8.         Lease Guaranty.  In connection with and as a condition precedent to Landlord's agreement to enter into this Amendment, construct the New Premises, and return the portion of the Security Deposit as described in Section 5 hereof, Alliance Data Systems Corporation, a Delaware corporation and affiliate of Tenant ("Alliance"), shall execute and deliver to Landlord a Lease Guaranty in form and substance substantially similar to that set forth in Exhibit B hereto (the "Lease  Guaranty").  Any default by Alliance under the Lease Guaranty shall constitute a default by Tenant hereunder, and in such case, Landlord shall have the right to exercise any and all remedies available to Landlord under this Lease, at law or in equity, in each case to the same extent as if Tenant had committed a material breach hereunder.

9.         Estoppel Certificates.  Landlord or Tenant shall from time to time, without charge, upon not less than ten (10) days' prior written notice from the requesting party, execute acknowledge and deliver to the requesting party a statement in writing in form and substance reasonably acceptable to the requesting party.  Landlord and Tenant shall have the right to modify any estoppel certificate being executed by such party to reflect any applicable facts or circumstances that are not expressly set forth in such certificate.

10.       Subordination.

a.          Subordination and Non-Disturbance.  Tenant agrees that the Lease shall at all times be subject and subordinate to the lien of any mortgage granted by Landlord against the Premises (a "Mortgage") and to any and all advances to be made thereunder, and to the interest thereon, and all renewals, replacements and extensions thereof; provided, however, that the holder of such Mortgage (a "Mortgagee") shall not disturb Tenant's use and occupancy of the Premises if and so long as Tenant is not in default under the Lease (after all applicable grace or cure periods therein provided).  Notwithstanding the foregoing, a Mortgagee shall have the right, at its sole option, at any time, to subordinate and subject the Mortgage, in whole or in part, to this Lease by recording a unilateral declaration to such effect.

b.          Attornment.  Tenant agrees to attorn, from time to time, to each Mortgagee, or any purchaser of the Premises, for the remainder of the Lease term, provided that such Mortgagee or such purchaser shall then be entitled to possession of the

Premises subject to the provisions of the Lease.  The provisions of this Section shall inure to the benefit of such Mortgagee or such purchaser, shall apply notwithstanding that, as a matter of law, this Lease may terminate upon foreclosure of the Mortgage (in which event the parties shall execute a new lease for the remainder of the Lease term, such new lease to be in the same form and substance as the Lease), shall be self-operative upon any such demand, and no further instrument shall be required to give effect to said provisions.  If any Mortgage is foreclosed or Landlord's interest in the Lease is conveyed or transferred in lieu of foreclosure: (a) no person or entity which as a result of foreclosure of a Mortgage or deed in lieu thereof has succeeded to the interests of Landlord in the Lease (a "Successor") shall be liable for any default by Landlord or any other matter which occurred prior to the date such Successor succeeded to Landlord's interests in the Lease, nor shall such Successor be bound by or subject to any offsets or defenses which Tenant may have against Landlord or any other predecessor in interest to such Successor; (b) no Successor shall be bound to recognize any prepayment of rent made by Tenant more than one (1) month in advance of the date due under the Lease; and (c) no Successor shall be bound to recognize any amendment or modification of the Lease made without the written consent of the Mortgagee.

11.         Mortgage Documents.  In connection with and as a condition precedent to the effectiveness of this Fourth Amendment, Tenant shall execute and deliver to Landlord and Landlord's mortgagee, a Tenant Estoppel Certificate and a Subordination, Non-Disturbance and Attornment Agreement in the form set forth in Exhibit C hereto.

12.         Counterparts.  This Amendment may be executed in counterparts, each of which shall constitute an original, and all of which, when taken together, shall one fully executed agreement.

13.         Submission of Amendment.  Submission of this Amendment to Tenant shall not bind Landlord to the terms hereof, and no duty or obligation on Landlord shall arise hereunder until (i) this Amendment is signed and delivered by all of the parties hereto, Tenant executes and delivers the Tenant Estoppel Certificate and Subordination, Non-Disturbance and Attornment Agreement as required under Section 11 above, and (iii) Alliance executes and delivers the Lease Guaranty as required under Section 8 above.

14.           Restoration.  Tenant shall, upon the expiration of the Lease Term, restore the Premises to the condition it was in when delivered to Tenant (which, for the New Premises, shall mean the condition of the New Premises on the Substantial Completion Date, but for the removal of furniture which shall be governed by Section 14 of this Amendment).  Tenant may, in connection with any improvement hereafter made to the Premises by or on behalf of Tenant (but excluding the construction of the New Premises), request that Landlord waive Tenant's obligation to restore said improvement upon the conclusion of the Lease.  Any such request shall be made in writing to Landlord and shall detail the improvement(s) for which said waiver is sought.  Without limiting the generality of the foregoing, and as an accommodation to Tenant, and not in derogation of Tenant's obligations under the Lease, Landlord agrees to walk through the Existing Premises with a representative of Tenant, upon reasonable advance notice from Tenant to identify certain improvements which have been made to the Existing Premises which must be restored to their original condition pursuant to the Lease.

15.        Entire Agreement.  This Amendment and the Lease contain the entire agreement between Landlord and Tenant with respect to the Premises.  Except for the Lease and this Amendment, no prior agreements or understandings between Landlord and Tenant with respect to the Premises shall be valid or of any force or affect.

16.        Severability.  If any provision of this Amendment or the application thereof to any person or circumstance is or shall be deemed illegal, invalid or unenforceable, then in such case, the remaining provisions hereof shall remain in full force and effect.

17.        Survival of Lease.  Except as modified hereby, all of the terms, conditions, agreements, covenants, representations, warranties and indemnities contained in the Lease remain in full force and effect.

18.        Successors and Assigns.  This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  Tenant shall not assign its rights or obligations under the Lease or this Amendment without the prior written consent of Landlord.  Notwithstanding the foregoing, Tenant may, without Landlord's prior consent and without constituting an assignment or sublease, sublet the Premises or assign the Lease and this Amendment to (a) an entity controlling, controlled by or under common control with Tenant, (b) an entity related to Tenant by merger, consolidation or reorganization, or (c) a purchaser of a substantial portion of Tenant's assets.  A transfer of Tenant's capital stock shall not be deemed an assignment, subletting or any other transfer of the Lease or the Premises.  The foregoing notwithstanding, no assignment, subletting, transfer of capital stock or other purported assignment of this Lease or Tenant's obligations hereunder shall relieve Tenant or Alliance from their respective obligations under this Lease and the Lease Guaranty.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the day and year first above written.

LANDLORD:	TENANT:

A. & A. Conte Joint Venture Limited Partnership, an Illinois limited partnership	Aspen Marketing Services, LLC a Delaware limited liability corporation
By: Conte Family Corporation, its General Partner	By: /s/ Charles L. Horn Name: Charles L. Horn Title: CFO
By: /s/ Arturo J. Conte Arturo J. Conte, President

[Signature Page to Fourth Amendment to lndustrial  Building  Lease]